CSW International, Inc.
                        Intercompany Service Transactions
                       For the Quarter Ended June 30, 1997
                                   (Unaudited)



      Name                                Type of Service             Amount
-----------------                     -------------------------     ------------
CSW Energy, Inc.                      Salaries and overheads         $  805,824
(Wholly owned  subsidiary  of         in  support of CSW
Central and South West                International, Inc.
Corporation)                          projects.


Central and South West                Salaries, overheads,            2,612,544
Services, Inc.                        and travel in support of CSW
(Wholly owned subsidiary of           International, Inc.
Central and South West                projects.
Corporation)

Guarantees issued by CSWI, for the account of:
    Turkey project (Letter of Credit)                                   500,000
    Enertek project                                                   5,000,000
    CSW Energy - 6.875% Senior Notes, due 2001                      200,000,000*


    *Only $40,050,515 of the proceeds have been spent to date.